Exhibit 3

SECURITIES ASSIGNMENT AGREEMENT

This Securities Assignment Agreement is dated as of March 13, 2019 (this “Assignment”), by and between Replay Sponsor, LLC, a Delaware limited liability company (the “Seller”), and Mariano Bosch (the “Buyer).

WHEREAS, on the terms and subject to the conditions set forth in this Assignment, the Seller wishes to assign to the Buyer 40,000 ordinary shares, par value $0.0001 per share (the “Shares”), of Replay Acquisition Corp. (the “Company”), and the Buyer wishes to purchase and receive the Shares from the Seller.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Assignment, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section  1              Assignment of Shares. Seller hereby assigns 40,000 Shares to the Buyer.  The Buyer has paid to the Seller One Hundred Thirty-Nine Dollars and Thirteen Cents ($139.13) (the “Purchase Price”), in consideration of the assignment of the Shares. Notwithstanding the foregoing, in the event that the Company determines for any reason not to nominate, elect or appoint the Buyer as a member of the board of directors of the Company, or if the Buyer otherwise does not become a member of the board of directors of the Company for any reason, on or prior to the closing of the underwritten public offering of the Company’s securities (the “Public Offering”), the Buyer shall automatically forfeit all of the Shares held by the Buyer, which shall automatically be assigned and returned to the Seller, and the Seller shall promptly return the Purchase Price to the Buyer.

Section  2              No Conflicts. Each party represents and warrants that neither the execution and delivery of this Assignment by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section  3              Investment Representations. The Buyer represents and warrants as follows: the Buyer hereby acknowledges that an investment in the Shares involves certain significant risks.  The Buyer has no need for liquidity in its investment in the Shares for the foreseeable future and is able to bear the risk of that investment for an indefinite period.  The Buyer acknowledges and hereby agrees that the Shares will not be transferable under any circumstances unless registered by the Company in accordance with federal and state securities laws or sold in compliance with an exemption under such laws and such transfer complies with all applicable lock-up restrictions on the Buyer (as described in the Company’s registration statement on Form S-1, as may be amended, under the Securities Act of 1933, as amended (the “Act”), relating to the Public Offering).  The Buyer further understands that any certificates evidencing the Shares bear a legend referring to the foregoing transfer restrictions.

The Shares are being acquired solely for the Buyer’s own account, for investment purposes only, and are not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof; and the Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization.  The Buyer has been given the opportunity to (i) ask questions of and receive answers from the Seller and the Company concerning the terms and conditions of the Shares, and the business and financial condition of the Company and (ii) obtain any additional information that the Seller possesses or can acquire without unreasonable effort or expense that is necessary to assist the Buyer in evaluating the advisability of the purchase of the Shares and an investment in the Company.  The Buyer is not relying on any oral representation made by any person as to the Company or its operations, financial condition or prospects.  The Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Act.  In the event the Buyer does not join the Board of Directors of the Company upon the consummation of the Public Offering (whether and either at the election of the Company or the Buyer for any reason), then the Buyer shall promptly return the Shares to the Company.

Section  4              Miscellaneous. This Assignment, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby, and the parties hereto hereby submit to the exclusive jurisdiction of the State and Federal Courts sitting in Delaware, with respect to any matter relating to this Assignment. This Assignment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  This Assignment may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.  Except as otherwise provided herein, no party hereto may assign either this Assignment or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Assignment to be effective as of the date first set forth above.

REPLAY SPONSOR, LLC

By:	/s/ Edmond M. Safra
	Name:	Edmond M. Safra
	Title:	Manager

REPLAY SPONSOR, LLC

By:	/s/ Gregorio Werthein
	Name:	Gregorio Werthein
	Title:	Manager

BUYER:

/s/ Mariano Bosch
Name: Mariano Bosch

[Signature Page to Securities Assignment Agreement]